Exhibit 23.3

March 17, 2026

RE:	Wetour Robotics Limited (the “Company”)

Room 7003
3300 N Interstate 35 Ste700
Austin, TX 78705

Dear Sir/Madam:

We are lawyers licensed and qualified to practice law in the People’s Republic of China (the “PRC”) and have acted as special PRC counsel of the Company. We hereby consent to the use of the filing hereof as an exhibit to the Registration Statement on FORM F-3 filed herewith and to the reference to our name in such Registration Statement, to the extent that they describe or summarize matters of PRC Laws or documents, agreements or proceedings governed by the PRC Laws. In giving such consent, we do not thereby admit that we come within the category of the person whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended, or the regulations promulgated thereunder.

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Yours faithfully,

AllBright Law Offices
[Seal]
03/17/2026
(Date: MM/DD/YY)

/s/ SHEN LU
SHEN Lu, Esq.